Exhibit 5.1

Linklaters LLP World Trade Centre Amsterdam Zuidplein 180 1077 XV Amsterdam Telephone (31 20) 799 6200 Facsimile (31 20) 799 6300

Alpha Beta Netherlands Holding N.V. Beursplein 5 1012 JW Amsterdam The Netherlands

2 May 2011

Dear Sirs

Alpha Beta Netherlands Holding N.V. (the “Company”) – Registration Statement on Form F-4

1

We have acted as Dutch legal advisers to the Company in connection with the filing by the Company under the Securities Act of 1933, as amended, (the “Act”) of amendment no. 2 to a registration statement on Form F-4 dated the date hereof, (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the registration of up to an aggregate of 321,864,812 ordinary shares of the Company, nominal value €1.00 per share (the “Shares”) that may be issued pursuant to the Business Combination Agreement dated as of 15 February 2011 by and among the Company, NYSE Euronext, Deutsche Börse AG and Pomme Merger Corporation, as such agreement has been amended by Amendment No. 1 to Business Combination Agreement (the “Amendment”) dated as of 2 May 2011 by and among the same parties, (as so amended, the “Business Combination Agreement”). Under the terms of the Business Combination Agreement, the Company intends to issue (1) 0.47 of a Share against a contribution-in-kind to be received by the Company in the form of each share of common stock, par value $0.01 per share, of the Surviving Corporation (as defined in the Business Combination Agreement) as successor to NYSE Euronext pursuant to the merger of Pomme Merger Corporation with and into NYSE Euronext and (2) 1.0 Share against a contribution-in-kind to be received by the Company in the form of each Deutsche Börse AG ordinary share in an exchange offer for all outstanding Deutsche Börse ordinary shares (such contributions-in-kind of the shares of the Surviving Corporation and the shares of Deutsche Börse AG, respectively, in exchange for Shares, the “Contributions-in-kind”). We have taken instructions solely from the Company.

2

This opinion is limited to Dutch law as applied by the Dutch courts and published in print and in effect on the date of this opinion, excluding tax law, the laws of the European Union (insofar as not implemented or incorporated in Dutch law), market abuse and competition and procurement laws. This opinion is given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in Dutch law after the date of this opinion. It is given on the basis that it and all matters relating to it will be governed by and construed in accordance with Dutch law and that any action relating to it can only be brought before a Dutch court. In this opinion, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The Dutch concepts concerned may not be identical to the concepts described by the English terms as they may exist or be interpreted under the laws of jurisdictions other than the Netherlands.

Linklaters LLP is a limited liability partnership registered in England and Wales with registered number OC326345. It is a law firm regulated by the Solicitors Regulation Authority. The term partner in relation to Linklaters LLP is used to refer to a member of Linklaters LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP together with a list of those non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, One Silk Street, London EC2Y 8HQ, England or on www.linklaters.com and such persons are either solicitors, registered foreign lawyers or European lawyers. Linklaters LLP is also registered with the Dutch Trade Register of the Chambers of Commerce under number 34367130.

Please refer to www.linklaters.com/regulation for important information on our regulatory position.

3

For the purpose of this opinion we have examined, and relied upon and assumed the accuracy of the factual statements and compliance with the undertakings included in, the documents listed and, where appropriate, defined in the Schedule to this letter. Our examination has been limited to the text of the documents. In addition we have obtained the following confirmations given by telephone or otherwise on the date of this opinion:

3.1	Confirmation from the Chamber of Commerce that the Trade Register Extract is up to date in all respects material for this opinion.

3.2

Confirmation from the insolvency office (afdeling insolventie) of the competent court in Amsterdam and the central insolvency register (centraal insolventieregister) that the Company is not registered as having been declared bankrupt (failliet verklaard) or granted suspension of payments (surseance verleend).

4	We have assumed the following:

4.1	All copy documents conform to the originals and all originals are genuine and complete.

4.2	Each signature is the genuine signature of the individual concerned.

4.3

All documents were at their date, and have through the date hereof remained, accurate, complete and in full force and effect without modification, and have been or will have been executed, passed or issued, where applicable, in the same form as examined by us for the purposes of this opinion, as contemplated in those draft documents and prior to the Closing Date, including that the Amended Articles will have become effective through the execution by a civil law notary in Amsterdam of a deed of amendment relating to the Company’s articles of association. All confirmations referred to in paragraph 3 are true.

4.4

The Company has not (i) had its assets placed under administration (onder bewind gesteld), (ii) been dissolved (ontbonden), merged (gefuseerd) or split up (gesplitst), or (iii) been subjected to any one of the insolvency and winding-up proceedings listed in Annex A or Annex B to the Council Regulation EC No. 1346/2000 of 29 May 2000 on Insolvency Proceedings (together “Insolvency Proceedings”, including, inter alia, bankruptcy (faillissement)).

4.5

The resolutions referred to in the Schedule have been or will have been validly passed and comply with the requirements of reasonableness and fairness (redelijkheid en billijkheid) under Dutch law, and any conditions and limitations contained therein have been or will have been complied with.

4.6	In respect of the Business Combination Agreement:

4.6.1

its entry into and performance is within the capacity and powers (corporate and otherwise) of, and it has been validly authorised and entered into and will be duly performed by, each party other than the Company;

4.6.2

insofar as any obligation of the Company under the Business Combination Agreement falls to be performed in, or is otherwise affected by the laws of, any jurisdiction other than the Netherlands, its performance would not be illegal or ineffective under the laws of that jurisdiction;

4.6.3	there are no provisions of any law, other than Dutch law, which may apply to the Business Combination Agreement (or the transactions contemplated thereby) which would affect this opinion.

4.7	At the time of the Contributions-in-kind in accordance with the Deed of Issue:

4.7.1	the value of the Contributions-in-kind was at least equal to the amount to be paid on the Shares issued at the time;

4.7.2

the issued and outstanding ordinary share capital of the Company immediately preceding the issue of the Shares amounted to €45,000 as set out in the Trade Register Extract, the Shareholders Register and the Registration Statement; and

4.7.3	the Contribution has been validly transferred to the Company.

4.8	The Description and the Auditors Report are, or will be, correct and no further auditors report is required.

5	In our opinion:

5.1	The Company has been incorporated and is existing as a limited liability company (naamloze vennootschap) under Dutch law.

5.2	The Shares, when issued pursuant to and in accordance with the Business Combination Agreement, have been validly issued in accordance with Dutch law and are fully paid and non-assessable.

6	This opinion is subject to any matters not disclosed to us and to the following qualifications:

6.1

This opinion is limited by, and therefore we do not express any opinion or statement as to the consequences of, any Insolvency Proceeding, insolvency, liquidation (ontbinding en vereffening), reorganisation, fraudulent conveyance (Actio Pauliana) and other laws relating to or affecting the rights of creditors.

6.2

The term “non-assessable” has no equivalent legal term under Dutch law and for the purpose of this opinion, “non-assessable” means that a holder of a Share will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors for further payment on such Share, as provided by Section 2:81 DCC.

6.3

The Trade Register Extract and the confirmations referred to in paragraph 3 do not provide conclusive evidence that the information set out in the Trade Register Extract is correct or that the Company has not become the subject of an Insolvency Proceeding.

6.4	We do not express any opinion as to facts.

7

This opinion is addressed to you in connection with the filing of the Registration Statement with the SEC. It is not to be transmitted to anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our prior written consent. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC.

Yours faithfully

/s/ Linklaters LLP

Linklaters LLP

Schedule

1

A faxed copy of an extract from the trade register obtained from the chamber of commerce for Amsterdam (the “Chamber of Commerce”) regarding the Company dated 2 May 2011 (the “Trade Register Extract”).

2

A notarial copy of the Company’s deed of incorporation dated 10 February 2011 including its articles of association, executed before Mr. B.J. Kuck, civil law notary (notaris) in Amsterdam, The Netherlands, as obtained from and according to the Chamber of Commerce.

3

A print-out of an electronic copy of the form of the Company’s articles of association as attached as exhibit A to the Amendment and as proposed to be in effect as of the Closing Date (as defined in the Business Combination Agreement) (the “Amended Articles”).

4	A copy of the Company’s shareholders register as most recently amended on 29 April 2011 (the “Shareholders Register”).

5

A draft dated 2 May 2011 of a deed of issue of and contribution on the Shares between the Company and the Escrow Agent (as defined in the Business Combination Agreement) (the “Deed of Issue”), of a form of description as referred to in Section 2:94b subsection 1 of the Dutch Civil Code (Burgerlijk Wetboek, “DCC”) to be drawn up by the Company and signed by all members of its board of directors (the “Description”) and of a form of an independent auditor’s report in respect of the Description as referred to in Section 2:94b subsection 2 in conjunction with Section 2:94a subsection 2 DCC to be obtained from independent auditors appointed by the Company, in particular with respect to the Contribution-in-kind to be received by the Company in the form of all shares of common stock, par value $0.01 per share, of the Surviving Corporation in connection with the Merger (as defined in the Business Combination Agreement), prior to the Closing Date (the “Auditors Report”).

6

A print-out of an electronic copy of written resolutions of Stichting Alpha Beta Netherlands in its stated capacity as the Company’s sole shareholder dated 15 February 2011 and 2 May 2011, including a resolution to designate the Company’s board of directors as the corporate body authorized to resolve to issue Shares and to exclude all pre-emptive rights (voorkeursrechten) in respect thereof.

7	A print-out of an electronic copy of written resolutions of Company’s board of directors dated 15 February 2011.

8

A print-out of an electronic copy of a draft dated 2 May 2011 of a written resolution of the Company’s board of directors, including a resolution to issue the Shares and to exclude all pre-emptive rights in respect thereof (the “Draft Resolution”).

9	A print-out of an electronic copy of an executed copy of the Business Combination Agreement (including, for the avoidance of doubt, the Amendment).

10	A print-out of an electronic copy of the Registration Statement (No. 333-173347) as publicly filed with the SEC on 2 May 2011.

References in this opinion to “documents” are to any and all documents mentioned in this Schedule, unless the context requires otherwise.